EXHIBIT (a)(3)


                       AMENDMENT TO DECLARATION OF TRUST


                                      OF


                          MUNIYIELD PENNSYLVANIA FUND




      The undersigned Secretary of MuniYield Pennsylvania Fund (the "Trust"), an unincorporated business trust organized and existing under the laws of the Commonwealth of Massachusetts, hereby certifies as follows:

      1.    The Board of Trustees of the Trust, in the manner provided in
            Section 1.1 of Article I of the Declaration of Trust dated August 24, 1992 (the "Declaration"), has duly adopted a resolution at a meeting of the Trustees, at which a quorum was present and acting throughout, to amend the Declaration as follows:

            Section 1.1 of Article I of the Declaration is deleted in its entirety and replaced with the following:

      Section 1.1 Name. The name of the trust created hereby (the "Trust") shall be "MuniYield Pennsylvania Insured Fund", and so far as may be practicable the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" wherever hereinafter used) shall refer to the Trustees as Trustees, and not individually, and shall not refer to the officers, agents, employees or shareholder of the Trust. However, should the Trustees determine that the use of such name is not advisable, they may select such other name for the Trust as they deem proper and the Trust may hold its property and conduct its activities under such other name. Any name change shall become effective upon the execution by a majority of the then Trustees of an instrument setting forth the new name. Any such instrument shall have the status of an amendment to this Declaration.

      2. Except as amended hereby, the Declaration remains in full force and effect.

      3. An original copy of this amendment shall be lodged with the records of the Trust and filed with the Secretary of State of the Commonwealth of Massachusetts and in such other places as may be required under the laws of Massachusetts or as the Trustees deem appropriate.